Exhibit 99

FOR IMMEDIATE RELEASE

Piper Jaffray Companies Announces 2004 First Quarter Results

Net Revenues Up 24 Percent Over Prior Year;

Diluted EPS Up 196 Percent

MINNEAPOLIS — April 21, 2004 — Piper Jaffray Companies (NYSE: PJC) today announced net income of $13.8 million, or $.71 per diluted share, for the quarter ended March 31, 2004 compared to a net loss of $3.3 million, or $0.17 per diluted share in the fourth quarter of 2003, and net income of $4.7 million, or $.24 per diluted share, for the year-ago period. Net revenues for the first quarter were $209.4 million, a 3.8 percent increase over the prior quarter and a 23.8 percent increase over the first quarter of 2003.

“We delivered a solid first quarter as a newly independent public company, growing revenues and expanding margins in both business segments,” said Chairman and CEO Andrew S. Duff. “We were particularly encouraged by the signs of improvement in Private Client Services.”

Results of Operations

Net Revenues

First quarter net revenues increased 3.8 percent over the prior quarter, and increased 23.8 percent over the year-ago period, reflecting the equity market’s continuing improvement. Contributing to the increase in net revenues over the prior quarter were increased equity underwriting activity and increased commissions and fees due to higher demand for equities and equity-related products in the Private Client Services business. These increases were offset in part by lower revenues from fixed-income institutional sales activity.

Non-Interest Expenses

For the quarter, non-interest expenses were $187.2 million, a 9.6 percent decrease from the prior quarter and a 15.4 percent increase over the first quarter of 2003. Non-interest expenses decreased $19.9 million from the prior quarter, which had included a $24.0 million charge for cash awards granted as part of the spin-off from U.S. Bancorp and a $4.1 million charge for disposal of software related to the implementation of a new fixed income trading system. Additionally, litigation-related costs decreased from the fourth quarter of 2003. Partially offsetting these decreases were higher variable compensation due to increased revenues and higher benefits costs, as 401(k) matching contributions and payroll tax limits were reset for the new year.

For the quarter, pre-tax operating margin was 10.6 percent, compared to negative 2.7 percent for the fourth quarter of 2003 and 4.1 percent for the prior year period.

Business Segment Review

Capital Markets

Capital Markets recorded $111.9 million in net revenues for the quarter, a 1.0 percent increase over the prior quarter, while segment pre-tax operating income for the quarter increased 9.7 percent to $19.6 million. The net revenue increase reflects higher equity underwriting activity and equity institutional sales volumes, which were offset primarily by lower fixed-income institutional sales activity due to compressed spreads in our corporate products. Compared to the year-ago period, segment net revenues increased 33.6 percent, resulting in an increase in pre-tax segment operating income of 141.2 percent, primarily driven by an improved equity underwriting market.

Segment operating expenses were $92.2 million for the quarter, essentially flat relative to the prior quarter. Segment pre-tax operating margin increased to 17.6 percent, compared to 16.2 percent for the prior quarter due to a reduction in non-compensation expense as the prior quarter included a $4.1 million software disposal charge. Capital Markets pre-tax operating margin improved over the prior year period, again due to the improved equity underwriting market and diligent management of non-compensation expenses.

Private Client Services

Private Client Services recorded $95.5 million in net revenues for the quarter, representing a 7.6 percent increase over the prior quarter and a 12.6 percent increase over the same quarter last year. The increase over both periods was primarily due to higher private client demand for equities and equity-related products. Segment pre-tax operating income was $12.3 million, representing a 46.6 percent increase over the prior quarter and an 89.8 percent increase over the year-ago period.

Segment operating expenses were $83.3 million, which was 3.5 percent above fourth quarter 2003 expenses due primarily to higher variable compensation costs, which were partly offset by lower litigation-related costs. Segment pre-tax operating margin was 12.8 percent, which reflected an improvement over last quarter and the year-ago period.

Corporate Support and Other

Corporate Support and Other pre-tax operating loss increased by $1.8 million from the fourth quarter of 2003 to a loss of $8.7 million for the first quarter, primarily due to costs incurred as a result of being an independent public company.

Additional Shareholder Information

	As of March 31, 2004	As of Dec. 31, 2003	As of March 31, 2003
Full Time Employees:	3,019	2,991	3,139
Financial Advisors:	867	874	969
Client Assets:	$51 billion	$50 billion	$44 billion
Shareholders’equity:	$685.0 million	$669.8 million	$613.6 million
Book value per share:	$35.43	$34.75	$31.97
Tangible book value per share:	$19.62	$18.89	$16.05

Conference Call

The company will hold a conference call to discuss its 2004 first quarter financial results on Wednesday, April 21, 2004, at 11 a.m. Eastern Time (10 a.m. Central Time; time subject to change). Andrew S. Duff, Chairman and CEO, and Sandra G. Sponem, Chief Financial Officer, will host the call. To access the call, please dial (800) 374-0255, or (706) 643-7489 international, and refer to conference ID 6518209 and the leader’s name, Jennifer Olson-Goude. Callers should dial in at least 15 minutes early to receive instructions. A replay of the conference call will be available through midnight Friday, May 14, 2004 by calling (800) 642-1687 or (706) 645-9291 international.

Headquartered in Minneapolis, Piper Jaffray Companies is a focused securities firm dedicated to delivering superior financial advice, investment products and transaction execution within selected sectors of the financial services marketplace. The company operates through two primary revenue-generating segments — Capital Markets and Private Client Services. Investment Research, an independent group reporting to the CEO, supports clients of both segments. The firm serves corporations, government and non-profit entities, and institutional investors on a national basis and serves the financial advisory needs of private individuals predominantly across the western half of the United States. The firm has approximately 3,000 employees in 111 offices in 23 states across the country and in London, England. For more information about Piper Jaffray, visit us online at www.piperjaffray.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. These forward-looking statements cover, among other things, the future prospects of Piper Jaffray Companies. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated, including the following: (1) we may experience increased costs resulting from decreased purchasing power and size compared to that previously provided by our association with U.S. Bancorp, (2) we compete with U.S. Bancorp with respect to clients we both serviced prior to our spin-off from U.S. Bancorp and may not be able to retain these clients, (3) the continued ownership of U.S. Bancorp common stock and options by our executive officers and some of our directors will create, or will appear to create, conflicts of interest, (4) we have agreed to certain restrictions to preserve the tax treatment of the spin-off, which reduce our strategic and operating flexibility, (5) we have agreed to indemnify U.S. Bancorp for taxes and related losses resulting from any actions we take that cause the spin-off to fail to qualify as a tax-free transaction, (6) the separation and distribution agreement entered into between U.S. Bancorp and us contains cross-indemnification obligations of U.S. Bancorp and us that either party may be unable to satisfy, (7) developments in market and economic conditions have in the past adversely affected, and may in the future adversely affect, our business and profitability, (8) we may not be able to compete successfully with other companies in the financial services industry, (9) our underwriting and market-making activities may place our capital at risk, (10) an inability to readily divest or transfer trading positions may result in financial losses to our business, (11) use of derivative instruments as part of our risk management techniques may place our capital at risk, while our risk management techniques themselves may not fully mitigate our market risk exposure, (12) an inability to access capital readily or on terms favorable to us could impair our ability to fund operations and could jeopardize our financial condition, (13) our technology systems are critical components of our operations and the failure of those systems may disrupt our business, cause financial loss and constrain our growth, (14) our business is subject to extensive regulation that limits our business activities, and a significant regulatory action against our company may have a material adverse financial effect or cause significant reputational harm, (15) regulatory capital requirements may adversely affect our ability to expand or maintain present levels of our business or impair our ability to meet our financial obligations, (16) our exposure to legal liability is significant, and could lead to substantial damages and restrictions on our business going forward, (17) we may suffer losses if our reputation is harmed, (18) provisions in our certificate of incorporation and bylaws and of Delaware law may prevent or delay an acquisition of our company, which could decrease the market value of common stock, and (19) other factors identified in the document entitled “Risk Factors” filed as Exhibit 99.1 to our 2003 Annual Report on Form 10-K and in our subsequent reports filed with the SEC. These reports are available at our Web site at www.piperjaffray.com and at the SEC’s Web site at www.sec.gov. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them in light of new information or future events.

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Piper Jaffray Companies
Preliminary Unaudited Results of Operations

	For the Three Months Ended			Percent Inc/(Dec)
	March 31,	Dec. 31,	March 31,	1Q04 vs.	1Q04 vs.
(Amounts in thousands, except per share data)	2004	2003	2003	4Q03	1Q03
Revenues:
Commissions and fees	$69,512	$67,608	$59,897	2.8%	16.1%
Principal transactions	52,076	53,065	50,267	(1.9)	3.6
Investment banking	64,862	59,195	38,106	9.6	70.2
Interest	12,463	11,611	11,496	7.3	8.4
Other income	14,400	14,851	14,868	(3.0)	(3.1)

Total revenues	213,313	206,330	174,634	3.4	22.1
Interest expense	3,913	4,532	5,427	(13.7)	(27.9)

Net revenues	209,400	201,798	169,207	3.8	23.8

Non-interest expenses:
Compensation and benefits	129,707	116,966	108,906	10.9	19.1
Occupancy and equipment	13,732	17,728	14,078	(22.5)	(2.5)
Communications	10,458	10,015	8,946	4.4	16.9
Floor brokerage and clearance	4,800	5,228	5,923	(8.2)	(19.0)
Marketing and business development	10,662	11,746	9,346	(9.2)	14.1
Outside services	9,158	11,456	8,634	(20.1)	6.1
Cash award program	1,071	24,000	—	(95.5)	N/M
Royalty fee	—	804	946	(100.0)	(100.0)
Other operating expenses	7,640	9,229	5,453	(17.2)	40.1

Total non-interest expenses	187,228	207,172	162,232	(9.6)	15.4

Income (loss) before income tax expense (benefit)	22,172	(5,374)	6,975	N/M	217.9
Income tax expense (benefit)	8,382	(2,028)	2,282	N/M	267.3

Net income (loss)	$13,790	$(3,346)	$4,693	N/M	193.8%

Earnings per common share
Basic	$0.71	$(0.17)	$0.24	N/M	195.8%
Diluted	$0.71	$(0.17)	$0.24	N/M	195.8%

Weighted average number of common shares
Basic	19,333	19,273	19,190	0.3%	0.7%
Diluted	19,366	19,273	19,190	0.5%	0.9%

N/M — Not Meaningful

Piper Jaffray Companies
Preliminary Segment Data (unaudited)

	For the Three Months Ended
	March 31,	Dec. 31,	March 31,
(Dollars in thousands)	2004	2003	2003
Capital Markets
Net revenue	$111,880	$110,739	$83,742
Operating expense	92,241	92,841	75,599

Segment pre-tax operating income	$19,639	$17,898	$8,143

Segment operating margin	17.6%	16.2%	9.7%

Private Client Services
Net revenue	$95,542	$88,821	$84,866
Operating expense	83,272	80,453	78,400

Segment pre-tax operating income	$12,270	$8,368	$6,466

Segment operating margin	12.8%	9.4%	7.6%

Corporate Support and Other
Net revenue	$1,978	$2,238	$599
Operating expense	10,644	9,074	7,287

Segment pre-tax operating loss	$(8,666)	$(6,836)	$(6,688)

Segment operating margin	N/M	N/M	N/M

Reconciliation to total income (loss) before taxes:
Total segment pre-tax operating income	$23,243	$19,430	$7,921
Royalty fee	—	804	946
Cash award plan	1,071	24,000	—

Total income (loss) before taxes	$22,172	$(5,374)	$6,975

Pre-tax operating margin	10.6%	-2.7%	4.1%

N/M — Not Meaningful

Piper Jaffray Companies
Preliminary Unaudited Supplemental Information

(Dollars in thousands)	For the Three Months Ended			Percent Inc/(Dec)
Capital Markets	March 31,	Dec. 31,	March 31,	1Q04 vs.	1Q04 vs.
	2004	2003	2003	4Q03	1Q03
Institutional Sales
Fixed Income	$15,729	19,009	21,187	(17.3)%	(25.8)%
Equities	33,765	32,801	26,204	2.9	28.9

Total Institutional Sales	49,494	51,810	47,391	(4.5)	4.4

Investment Banking
Underwriting
Fixed Income	14,721	14,900	12,859	(1.2)	14.5
Equities	26,918	22,802	4,534	18.1	493.7
Mergers and Acquisitions	13,152	14,388	13,249	(8.6)	(0.7)

Total Investment Banking	54,791	52,090	30,642	5.2	78.8

Net Interest	6,595	5,355	4,605	23.2	43.2

Other Revenue	1,000	1,484	1,104	(32.6)	(9.4)

Capital Markets Net Revenue	$111,880	$110,739	$83,742	1.0%	33.6%